Exhibit 16.1
May 9, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated May 9, 2024, of Recursion Pharmaceuticals, Inc. and are in agreement with the statements contained in the first, fourth, fifth, sixth and seventh paragraphs and the second sentence of the second paragraph on pages two and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP